As filed with the Securities and Exchange Commission on December 15, 1997

                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            PHELPS DODGE CORPORATION
             (Exact name of registrant as specified in its charter)

                    New York                       13-1808503
          (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)       Identification No.)

                            2600 North Central Avenue
                                Phoenix, AZ 85004
                     (Address of Principal Executive Offices
                               including Zip Code)

                         DEFERRED COMPENSATION PLAN FOR
                  THE DIRECTORS OF PHELPS DODGE CORPORATION and
                  PHELPS DODGE CORPORATION AMENDED AND RESTATED
                            DIRECTORS STOCK UNIT PLAN
                           (Full titles of the Plans)

                                 Robert C. Swan
                          Vice President and Secretary
                            2600 North Central Avenue
                             Phoenix, Arizona 85004
                                 (602) 234-8100
            (Name, address and telephone number of agent for service)

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
                         CALCULATION OF REGISTRATION FEE

================================================================================

                                   Proposed    Proposed
                                   maximum     maximum
Title of                           offering    aggregate      Amount of
securities to     Amount to be     price per   offering        registration
be registered     registered       unit        price           fee

Common Stock,     100,000(1)         (2)       $6,425,000(2)  $1,946.97
   par value
$6.25 per share

================================================================================

(1) To be offered pursuant to the Deferred Compensation Plan for the Directors of Phelps Dodge Corporation (50,000 shares) and the Phelps Dodge Corporation Amended and Restated Directors Stock Unit Plan (50,000 shares) (the "Plans"). This Registration Statement also covers 100,000 Rights to purchase Junior Participating Cumulative Preferred Shares (the "Rights") which are appurtenant to and trade with the Common Stock. Such indeterminable number of additional shares as may be distributed by the operation of the recapitalization provisions of the Plans is hereby also registered.

(2) Computed pursuant to Rule 457(h) solely for the purpose of deter mining the registration fee, based upon an assumed price of $64.25 per share, the average of the high and low sale prices of the Registrant's Common Stock as reported on the New York Stock Exchange on December 11, 1997.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  Incorporated by reference in this Registration Statement are the following documents heretofore filed by Phelps Dodge Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  (a) The Company's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

                  (b)      All other  reports  filed by the Company  pursuant to
                           Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

                  (c) The description of the Company's Common Stock, par value $6.25 per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

                  (d) The description of the Rights which is contained in a Form 8-K Report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel

                  None.

Item 6.           Indemnification of Directors and Officers

                  Article III of the By-Laws of the Company contains the following provisions:

                  "Sec. 7. Indemnification -- Third Party and Derivative
                           Actions.

                  (a) The Company shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Company to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Company, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  (b) The Company shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Company, or is or was serving at the request of the Company as a Director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  (c) For the purpose of this Section 7, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

                  (d) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such Director or officer has not met the standard of conduct set forth in this
Section 7. However, no Director or officer shall be entitled to indemnification under this Section 7 if a judgment or other final adjudication adverse to the Director or officer establishes (i) that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  "Sec. 8. Payment of Indemnification; Repayment.

                  (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 7 of this Article shall be entitled to indemnification as authorized in such Section.

                  (b) Except as provided in Section 8(a), any indemnification under Section 7 of this Article, unless ordered by a court, shall be made by the Company only if authorized in the specific case:

                  (1) by the Board of Directors acting by a quorum consisting of Directors who are not parties to the action or proceeding giving rise to the indemnity claim upon a finding that the Director or officer has met the standard of conduct set forth in Section 7 of this Article; or

                  (2) if a quorum under the foregoing clause (1) is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs:

                           (i) by the Board of  Directors  upon the  opinion  in
                  writing of independent legal counsel (i.e., a reputable lawyer or law firm not under regular retainer from the Company or any subsidiary corporation) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 7 of this Article has been met by such Director or officer, or

                           (ii) by the holders of the Common Shares of the Company upon a finding that the Director or officer has met such standard of conduct.

                  (c) Expenses incurred by a Director or officer in defending a civil or criminal action or proceeding shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

                  (d) Any indemnification of a Director or officer of the Company under Section 7 of this Article, or advance of expenses under Section 8(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the Director or officer.

                  "Sec. 9. Enforcement; Defenses. The right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court of competent jurisdiction if the Company denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses under Section 8(c) of this Article where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in Section 7 of this Article, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel, and the holders of its Common Shares), to have made a determination that indemnification of the claimant is proper in the circumstances nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel, and the holders of its Common Shares) that indemnification of the claimant is not proper in the circumstances, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

                  "Sec. 10. Contract; Savings Clause; Preservation of Other Rights.

                  (a) The foregoing indemnification provisions shall be deemed to be a contract between the Company and each Director and officer who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such Director or officer.

                  (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or officer of the Company against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, including an actual or threatened action by or in the right of the Company, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

                  (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or Directors or by agreement.

                  "Sec. 11. Indemnification of Persons Not Directors or Officers of the Company. The Company may, by resolution adopted by the Board of Directors of the Company, indemnify any person not a Director or officer of the Company, who is made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was an employee or other agent of the Company, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to such action or proceeding, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled."

                  In general, Sections 721 through 726 of the New York Business Corporation Law allow a corporation to indemnify its directors and officers, subject to limitations substantially similar to those contained in the Company's By-Laws as summarized above, and to advance expenses incurred by directors and officers in defending proceedings brought against them in such capacity.

                  The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on pages 11-12.

Item 9.           Undertakings

                  (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                            (i) include any Prospectus required by Section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (iii) include any material  information  with respect
                  to the plan of  distribution  not previously  disclosed in the
                  Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)  To  file  a  post-effective   amendment  to  remove  from
         registration any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on the 3rd day of December, 1997.

                                            PHELPS DODGE CORPORATION


                                            By: /s/ Thomas M. St. Clair
                                               -------------------------------
                                               Thomas M. St. Clair
                                               Senior Vice President and
                                                     Chief Financial Officer



                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                   Title                      Date
----------                   -----                      ----


/s/ Douglas C. Yearley       Chairman of the            December 3, 1997
------------------------     Board, President,
Douglas C. Yearley           Chief Executive
                             Officer and Director
                             (Principal Executive
                             Officer)



/s/ Thomas M. St. Clair      Senior Vice                December 3, 1997
------------------------
Thomas M. St. Clair          President and Chief
                             Financial Officer
                             (Principal Financial
                             Officer)


/s/ Gregory W. Stevens       Vice President and         December 3, 1997
------------------------     Controller
Gregory W. Stevens           (Principal
                             Accounting Officer)

/s/ Robert N. Burt *         Director                   December 9, 1997
------------------------
Robert N. Burt


/s/ Paul W. Douglas *        Director                   December 9, 1997
------------------------
Paul W. Douglas


/s/ William A. Franke *      Director                   December 9, 1997
------------------------
William A. Franke


/s/ Paul Hazen *             Director                   December 9, 1997
------------------------
Paul Hazen


/s/ Marie L. Knowles *       Director                   December 9, 1997
------------------------
Marie L. Knowles


/s/ Robert D. Krebs *        Director                   December 9, 1997
------------------------
Robert D. Krebs


/s/Southwood J. Morcott*     Director                   December 9, 1997
------------------------
Southwood J. Morcott


/s/ Gordon R. Parker *       Director                   December 9, 1997
----------------------
Gordon R. Parker


/s/ J. Steven Whisler *      Director                   December 9, 1997
----------------------



* By:/s/ Robert C. Swan
------------------------
         Robert C. Swan
         Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit No.               Description of Exhibit
-----------               ----------------------

4.1 Complete composite copy of the Restated Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 3.1 to the Company's 1992 Form 10-K (SEC File No. 1-82)), as further amended by Certificate of Amendment to such Restated Certificate of Incorporation, effective June 19, 1997 (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).

4.2 By-Laws of the Company, as amended, effective May 7, 1997 (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).

4.3 Rights Agreement, dated as of July 29, 1988 and Amended and Restated as of December 6, 1989, between the Company and Chase Bank (formerly Chemical Bank), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred Shares, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed on December 7, 1989 (SEC File No. 1-82)).

5                         Opinion of Debevoise & Plimpton (filed herewith).

15 Letter from Price Waterhouse LLP regarding unaudited interim financial information (filed herewith)

23.1                      Consent of Price Waterhouse LLP (filed herewith).

23.2                      Consent of  Debevoise & Plimpton  (included in Exhibit
                          5).

24                        Powers of Attorney (filed herewith)

99.1 Deferred Compensation Plan for the Directors of Phelps Dodge Corporation, as amended and restated as of June 25, 1997, effective September 30, 1997 (incorporated by reference to Exhibit 10.5 to the Company's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).

99.2 Phelps Dodge Corporation Directors Stock Unit Plan, as amended and restated effective January 1, 1998 (filed herewith).
                                       12